1st Auto Transport Directory

DealerTrack

DealerTrack purchased 1st Auto Transport Directory for approximately $74 million

- Provider of SaaS solutions designed to simplify automobile transportation
- Expected to be fully integrated by end of 2013
- 1st Auto's revenue is substantially subscription-based with three distinct solutions

DEALERS, BROKERS & CARRIERS

CentralDispatch.com

- Market leader in vehicle auto transportation with B2B online marketplace
  - Subscription-based network that allows shippers (dealers) to post and carriers to search for vehicles with the click of a button
  - Has established a critical mass with over 13,000 subscribers
- Ties directly into Inventory solution workflow
- DealerTrack can leverage its distribution channels to increase dealer penetration
- Allows DealerTrack to tap new customer segments
- Fits within DealerTrack's SaaS technology focus
- Estimated addressable subscriber base of over 50,000

An efficient online marketplace that enables vehicle shippers to easily connect with car carriers. Positions DealerTrack long-term to provide a compelling end-to-end inventory offering.

BROKERS

jTracker

- Per-seat suite of CRM and lead management tools with direct integration into CentralDispatch (CD)
- Potential cross-selling opportunity for new client base: auto transportation brokers
- Brokers are high volume users of CD, making both jTracker and CD more 'sticky'

Provides brokers a comprehensive CRM solution for auto transportation enabling them to effectively manage leads, quotes, orders, payments and dispatches.

CONSUMERS

MoveCars.com

- Leading directory listing platform for auto shipping
- Serves customers throughout US & Canada for both domestic and overseas shipping
- Revenue generated through advertising and priority listings

A premier online directory of auto transporters that allows consumers to easily locate and engage shippers. Provides DealerTrack a channel to reach the consumer market.

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